Exhibit (d)-(9)

Execution Version

AMENDED AND RESTATED LIMITED GUARANTEE

AMENDED AND RESTATED LIMITED GUARANTEE, dated as of May 29, 2018 (this “Limited Guarantee”), by Top Fortune Win Ltd. (the “Guarantor”) in favor of iKang Healthcare Group, Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (the “Guaranteed Party”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of March 26, 2018 (as amended on May 29, 2018 and further amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among the Guaranteed Party, IK Healthcare Investment Limited (“Parent”) and IK Healthcare Merger Limited (“Merger Sub”), the parties thereto agreed that, on the terms and conditions set forth therein, Merger Sub will merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party continuing as the surviving corporation in the Merger and a wholly-owned Subsidiary of Parent. Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided herein.

WHEREAS, to induce the Guaranteed Party to enter into the Merger Agreement, the Guarantor had previously executed and delivered to the Guaranteed Party a limited guarantee, dated as of March 26, 2018 (the “Prior Limited Guarantee”), pursuant to which the Guarantor agreed to guarantee the payment, performance and discharge when due of certain payment obligations of Parent under the Merger Agreement.

WHEREAS, the Guarantor and the Guaranteed desires to amend the Prior Limited Guarantee.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the sufficiency and adequacy of which is hereby acknowledged, the Guarantor and the Guaranteed Party hereby agree that the Prior Limited Guarantee shall be amended and restated in its entirety as follows:

1.                                      GUARANTEE.

(a)                                 The Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual payment, performance and discharge when due of 12.2% (the “Guaranteed Percentage”) of the payment obligations of Parent with respect to (i) the Parent Termination Fee pursuant to Section 8.06(b) of the Merger Agreement, (ii) certain costs and expenses in connection with collection of the Parent Termination Fee pursuant to Section 8.06(c) of the Merger Agreement, and (iii) the payment obligations of Parent pursuant to Section 6.07(c) of the Merger Agreement, in the cases of clauses (i) and (ii), subject to the terms and limitations of Section 8.06(e) of the Merger Agreement (the aggregate obligations of Parent described in clauses (i) through (iii), for the avoidance of doubt, without regard to the Guaranteed Percentage thereof, the “Obligations”); provided that in no event shall the Guarantor’s aggregate liability under this Limited Guarantee exceed US$9,163,907 less 12.2% of any amount actually paid by or on behalf of Parent to the Guaranteed Party in respect of the Obligations (the “Cap”), it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay to any person under, in respect of, or in connection with this Limited Guarantee, an amount in excess of the Cap, and that the Guarantor shall not have any obligation or liability to the Guaranteed Party relating to, arising out of or in connection with this Limited Guarantee or the Merger Agreement other than as expressly set forth herein. The Guaranteed Party further acknowledges that in the event that Parent has satisfied a portion but not all of the Obligations, payment of the Guaranteed Percentage of the unsatisfied Obligations by the Guarantor (or by any other person, including Parent or Merger Sub, on behalf of the Guarantor) shall constitute satisfaction in full of the Guarantor’s obligation to the Guaranteed Party with respect thereto. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States or other currencies as otherwise agreed in writing by the parties hereto, in immediately available funds. Concurrently with, or prior to, the delivery of this Limited Guarantee, the parties set forth on Schedule A (each, an “Other Guarantor”) are also entering, or have also entered, into limited guarantees substantially identical to this Limited Guarantee (each, as may be amended from time to time, an “Other Guarantee”) with the Guaranteed Party. The Guaranteed Party represents to the Guarantor that, other than this Limited Guarantee, the Other Guarantees and the Equity Commitment Letters between Yunfeng Fund III, L.P., Yunfeng Fund III Parallel Fund, L.P., Taobao China Holding Limited and Boyu Capital Fund III, L.P., respectively, on the one hand, and the Parent, on the other hand (as amended from time to time, the “Equity Commitment Letters”) and except as has been furnished to the Guarantor prior to the date hereof, there is no agreement, understanding or other arrangement (whether written or oral) being entered into or to be entered into by the Guaranteed Party with any Other Guarantor in respect of the subject matters of this Limited Guarantee or the Other Guarantees.  This Limited Guarantee shall become effective upon the date hereof.

(b)                                 The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent fails to pay or cause to be paid any or all of the Obligations as and when due pursuant to Sections 8.06(b), 8.06(c), or 6.07(c) of the Merger Agreement, as applicable and subject to the other relevant terms and limitations of the Merger Agreement, then the Guarantor shall immediately pay to the Guaranteed Party the Guaranteed Percentage of such Obligations (up to the Cap), and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent remains in breach of such Obligation, take any and all actions available hereunder or under applicable Law to collect such Obligation from the Guarantor, subject to the Cap.

2.                                      NATURE OF GUARANTEE.

The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. Subject to the terms hereof, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub (except in the case where this Limited Guarantee is terminated in accordance with Section 8 hereof).  In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to its Guaranteed Percentage of the Obligations (subject to the Cap) as if such payment had not been made by the Guarantor.  This Limited Guarantee is an unconditional guarantee of payment and not of collection. This Limited

Guarantee is a primary obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantor hereunder.

3.                                      CHANGES IN OBLIGATIONS, CERTAIN WAIVERS.

(a)                                 The Guarantor agrees that the Guaranteed Party may, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any portion of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent or Merger Sub without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guaranteed Party shall not release any of the Other Guarantors from any obligations under such Other Guarantees or amend or waive any provision of such Other Guarantees except to the extent the Guarantor under this Limited Guarantee is released or the provisions of this Limited Guarantee are amended or waived, in each case, on terms and conditions no less favorable than those applicable to the Other Guarantees. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of the Other Guarantors under the Other Guarantees shall be several and not joint. The Guarantor agrees that the obligations of Guarantor hereunder shall not be released or discharged (except in the case where this Limited Guarantee is terminated in accordance with Section 8 hereof or as set forth in the last sentence of Section 3(d) hereof), in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any Other Guarantor, (ii) any change in the time, place or manner of payment of any of the Obligations, (iii) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other person now or hereafter liable with respect to any of the Obligations or otherwise interested in the Transactions (including any Other Guarantor), (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person now or hereafter liable with respect to any of the Obligations or otherwise interested in the Transactions (including any Other Guarantor), (v) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent or Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise, (vi) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than a discharge of the Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, or a discharge of Parent with respect to the Obligations under the Merger Agreement), or (vii) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations.

(b)                                 To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor hereby waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations guaranteed hereunder, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other person liable with respect to the Obligations, and all suretyship defenses generally.  The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(c)                                  The Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute any proceeding asserting or assert as a defense in any proceeding that this Limited Guarantee or the Merger Agreement is illegal, invalid or unenforceable in accordance with its applicable terms (but, for the avoidance of doubt, other than by reason of fraud of the Company as determined in a final, non-appealable judicial or arbitral decision). For purposes of this Limited Guarantee, “Affiliates” of any person means any person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person.  The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) the Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

(d)                                 The Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Limited Guarantee (subject to the Cap) or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or any Other Guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent, Merger Sub or any Other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Percentage of the Obligations and all other amounts payable under this Limited Guarantee shall have been paid in full in immediately available funds to the Guaranteed Party by the Guarantor (or by any other person, including Parent or Merger Sub, on behalf of the Guarantor). If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Guaranteed Percentage of the Obligations and all other amounts payable under this Limited Guarantee (subject to the Cap) to the Guaranteed Party by the Guarantor (or by any other person, including Parent or Merger Sub, on behalf of the Guarantor), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the payment of the Guaranteed Percentage of the Obligations and all other amounts payable under this Limited Guarantee, whether matured or unmatured, until they are paid in full (subject to the Cap) or to be held as collateral for the Guaranteed Percentage of the Obligations or other amounts payable under this Limited Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Limited Guarantee but subject to subsection (iv) under Section 3(a), the Guaranteed Party hereby agrees that: (i) to the extent Parent and Merger Sub are relieved of any of their payment obligations with respect to the Obligations by the satisfaction in full thereof or pursuant to a written agreement with the Guaranteed Party, the Guarantor shall be similarly relieved of its Guaranteed Percentage of such obligations under this Limited Guarantee, and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligations as well as any defense in respect of fraud or willful misconduct of the Guaranteed Party or its Affiliates hereunder, or any breach by the Guaranteed Party of any term hereof, in each case, as determined in a final, non-appealable judicial or arbitral decision.

4.                                      NO WAIVER; CUMULATIVE RIGHTS.

No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time, provided that the exercise of such right, remedy and power by the Guaranteed Party shall not result in any duplication of obligations of the Guarantor, HoldCo, Parent, Merger Sub or any of their Affiliates. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent or any other person (including any Other Guarantor) liable for any portion of the Obligations prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub (or any Other Guarantor) shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party, provided however that no action or actions may be brought against the Guarantor to enforce this Limited Guarantee unless such action or actions are also brought simultaneously against the Other Guarantors under each Other Guarantee (except to the extent that any such Other Guarantor has previously fulfilled its obligations under the applicable Other Guarantee).

5.                                      REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants that:

(a)                                 it is a BVI business company which is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

(b)                                 it has all necessary corporate power and authority to execute and deliver this Limited Guarantee and to perform its obligations hereunder;

(c)                                  the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all necessary action on the Guarantor’s part, and no other corporate proceedings on the party of the Guarantor are necessary to authorize this Limited Guarantee or to perform its obligations hereunder;

(d)                                 the execution and delivery of this Limited Guarantee do not, and the performance of its obligations hereunder will not, in any material respect, (i) conflict with or violate any provision of the Guarantor’s charter, partnership agreement, or similar organizational documents, (ii) conflict with or violate any Law applicable to the Guarantor or by which any property or asset of the Guarantor is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of the Guarantor pursuant to, any Contract or obligation to which the Guarantor is a party or by which the Guarantor or any property or asset of the Guarantor is bound or affected;

(e)                                  this Limited Guarantee has been duly and validly executed and delivered by the Guarantor, and assuming due execution and delivery of this Limited Guarantee by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(f)                                   the Obligations hereunder (subject to the Cap) do not exceed the maximum amount that the Guarantee is permitted to invest in or pay with respect to any one portfolio investment pursuant to the terms of its constituent documents or otherwise; and

(g)                                  the Guarantor has and will have for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 the financial capacity to timely pay and perform its obligations under and in accordance this Limited Guarantee, and all funds necessary for the Guarantor to timely pay and perform its obligations under this Limited Guarantee shall be available to the Guarantor (or its permitted assignees pursuant to Section 6) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8.

6.                                      NO ASSIGNMENT.

Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other person (except by operation of law), in whole or in part, without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Guarantor may assign or delegate all or part of its rights, interests and obligations hereunder without the prior consent of the Guaranteed Party, to (a) any Other Guarantor or Affiliate of the Guarantor (including any other investment fund or investment vehicle advised or managed by an Affiliate of the Guarantor or any other investment fund or investment vehicle that is a limited partner of the Guarantor or an Affiliate of the Guarantor) or (b) any other transferee with respect to whom the Guarantor has furnished information to the Guaranteed Party verifying, to the reasonable satisfaction of the Guaranteed Party (to be evidenced by the written agreement of the Guaranteed Party), the identity, good standing and creditworthiness of such transferee; provided, further, that such Other Guarantor, Affiliate of the Guarantor or other transferee has certified in writing to the Guaranteed Party prior to such assignment that it agrees to accept and undertake any and all assigned obligations hereunder and that it is capable of (x) making the representations and warranties set forth in Section 5 and (y) performing all of its obligations hereunder, but notwithstanding the foregoing, in the case of either (a) or (b) above, no such assignment or delegation shall relieve the Guarantor of any of its obligations hereunder, except to the extent actually performed or satisfied by the transferee. Any attempted assignment in violation of this Section 6 shall be null and void.

7.                                      NOTICES.

All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantor:

Room 2901, Block A1

No. 957 East Binjiang Road

Guangzhou, China
Facsimile: +86 20 3430 5430

If to the Guaranteed Party, as provided in the Merger Agreement.

8.                                      CONTINUING GUARANTEE.

(a)                                 Subject to clause (i) in the last sentence of Section 3(d), this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the earliest to occur of (i) the full amount of the Guarantor’s Guaranteed Percentage of the Obligations (subject to the Cap) payable under this Limited Guarantee having been paid in full to the Guaranteed Party by the Guarantor (or by any other person, including Parent or Merger Sub, on behalf of the Guarantor), (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms by mutual consent of Parent and the Guaranteed Party or under circumstances in which Parent and Merger Sub would not be obligated to pay the Parent Termination Fee under Section 8.06(b) of the Merger Agreement or pay any other amounts under Section 8.06(c) or Section 6.07(c) of the Merger Agreement, and (iv) ninety (90) days after any termination of the Merger Agreement in accordance with its terms under circumstances in which Parent and Merger Sub would be obligated to pay the Parent Termination Fee under Section 8.06(b) of the Merger Agreement or pay any other amounts under Section 8.06(c) or Section 6.07(c) of the Merger Agreement unless the Guaranteed Party has initiated a bona fide written claim or other legal proceeding in accordance with the terms of the Merger Agreement for payment of any of the Obligations on or before such ninetieth (90th) day; provided that if the Guaranteed Party has initiated a written claim or legal proceeding on or before such ninetieth (90th) day, this Limited Guarantee shall terminate upon the date such claim or proceeding is finally satisfied or otherwise resolved by agreement of the parties hereto or pursuant to Section 10.  The Guarantor shall have no further obligations under this Limited Guarantee following termination in accordance with this Section 8.

(b)                                 Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding relating to this Limited Guarantee (i) that the provisions of Section 1 limiting the Guarantor’s maximum aggregate liability to the Cap or that the provisions of Sections 8, 9, 10, 13 or 14 are illegal, invalid or unenforceable in whole or in part, (ii) that the Guarantor is liable in excess of or to a greater extent than the Guaranteed Percentage of the Obligations, or (iii) any theory of liability against the Guarantor or any Non-Recourse Parties (as defined below) with respect to the Merger Agreement or the Transactions or the liability of the Guarantor under this Limited Guarantee (as limited by the provisions hereof, including Section 1), other than the Retained Claims (as defined below), then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party, and (z) neither the Guarantor nor any Non-Recourse Parties (as defined below) shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort , statute or otherwise) to the Guaranteed Party, its Affiliates or any other person in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement, or the transactions contemplated hereby or thereby.

9.                                      NO RECOURSE.

Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party agrees and acknowledges that (i) no person other than the Guarantor has any obligations hereunder, notwithstanding that the Guarantor may be a partnership or limited liability company, (ii) the Guaranteed Party has no right of recovery under this Limited Guarantee or in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, Affiliates (other than any permitted assignee under Section 6), members, managers, or general or limited partners of any of the Guarantor, Parent, Merger Sub or any Other Guarantor, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any permitted assignee under Section 6), agent, advisor, or representative of any of the foregoing (collectively, but excluding Guarantor, Parent, Merger Sub, the Other Guarantors and any permitted assignee under Section 6, and their respective successors and assigns under the Merger Agreement, the Equity Commitment Letters or the Other Guarantees, each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including any claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and (iii) the only rights of recovery and claims that the Guaranteed Party has in respect of the Merger Agreement or the Transaction are its rights to recover from, and assert claims against, (A) Parent and Merger Sub under and to the extent expressly provided in the Merger Agreement, (B) without duplication of the obligations referenced in clause (A) above, the Guarantor (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guarantee (subject to the Cap and the other limitations described herein), (C) the Other Guarantors pursuant to and subject to the limitations set forth in the Other Guarantees and (D) the Other Guarantors and their respective successors and assigns in respect of their respective obligations to make an equity contribution to HoldCo under the Equity Commitment Letters pursuant to and in accordance with the terms thereof and the Merger Agreement (claims under (A), (B), (C) and (D) collectively, the “Retained Claims”); provided that in the event the Guarantor (x) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (y) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the aggregate sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Cap, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs (other than funds to pay the Obligations unless such Obligations are directly satisfied by the Guarantor and the Other Guarantors pursuant to this Limited Guarantee and the Other Guarantees). Other than as expressly provided under Section 9.08 of the Merger Agreement, recourse for the Retained Claims against the Guarantor under and pursuant to the terms of this Limited Guarantee and against the Other Guarantors pursuant to the terms of the Other Guarantees shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates and any person purporting to claim by or through any of them or for the benefit of any of them against the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement or the Transactions, including by piercing of the corporate veil, or by a claim by or on behalf of Parent or Merger Sub. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any person other than the Guaranteed Party (including any person acting in a representative capacity) any rights or remedies against any person including the Guarantor, except as expressly set forth herein. For the avoidance of doubt, none of the Guarantor, Parent, Merger Sub or the Other Guarantors or their respective successors and assigns under the Merger Agreement, the Equity Commitment Letters, this Limited Guarantee or the Other Guarantees shall be Non-Recourse Parties.

10.                               GOVERNING LAW; DISPUTE RESOLUTION.

(a)                                 This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction other than the State of New York.

(b)                                 Subject to the last sentence of this Section 10(b), any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the arbitration rules of HKIAC in force at the relevant time and as may be amended by this Section 10(b) (the “Rules”).  The place of arbitration shall be Hong Kong.  The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties.  Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)                                  Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in Section 10(b), any party hereto may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction or order from a court or other authority with competent jurisdiction and, notwithstanding  that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for such relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction or order.  For the avoidance of doubt, this Section 10(c) is only applicable to the seeking of interim injunctions or orders and does not otherwise restrict the application of Section 10(b) in any way.

11.                               COUNTERPARTS.

This Limited Guarantee may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

12.                               NO THIRD PARTY BENEFICIARIES.

Except as provided in Section 9, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

13.                               CONFIDENTIALITY.

This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided that the parties hereto may disclose the existence and content of this Limited Guarantee to the extent required by Law, the applicable rules of any national securities exchange , in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and the Guarantor may disclose it to any Non-Recourse Party which needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

14.                               MISCELLANEOUS.

(a)                                 This Limited Guarantee, together with the Merger Agreement, any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder, including the Other Guarantees, contains the entire agreement between the parties hereto relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties hereto with respect to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b)                                 Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap and the provisions of Sections 8 and 9 and this Section 14(b).

(c)                                  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.  When a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The word “including” and words of similar import when used in this Limited Guarantee will mean “including, without limitation,” unless otherwise specified.

(d)                                 No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of waiver, by the party against whom the waiver is to be effective.  No waiver by any party hereto of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(e)                                  The Guaranteed Party and the Guarantor hereby acknowledge and agree that (a) the Prior Limited Guarantee has been amended, restated and replaced in its entirety by this Limited Guarantee, (b) no claim under the Prior Limited Guarantee has been made by the Guaranteed Party at any time prior to the effectiveness of this Limited Guarantee and (c) from and after the effectiveness of this Limited Guarantee, no obligations, claims, rights or remedies shall exist or arise under the Prior Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has executed and delivered this Limited Guarantee as of the date first written above by its director or officer thereunto duly authorized.

GUARANTOR

Top Fortune Win Ltd.

By:	/s/ Boquan He
Name: Boquan He
Title: Director

[Project Jaguar — iKang Healthcare Group, Inc. —

Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its director or officer thereunto duly authorized.

GUARANTEED PARTY

iKang Healthcare Group, Inc.

By:	/s/ Ruby Liu
Name: Ruby Liu
Title: Chairman, Special Committee of the Board of Directors

[Project Jaguar — iKang Healthcare Group, Inc. —

Signature Page to Limited Guarantee]

SCHEDULE A

Other Guarantors

•                  ShanghaiMed, Inc.

•                  Yunfeng Fund III, L.P.

•                  Yunfeng Fund III Parallel Fund, L.P.

•                  Taobao China Holding Limited

•                  Boyu Capital Fund III, L.P.